SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       The BlackRock 2012 Term Trust

Address of Principal Business Office (No. & Street, City, Sate, Zip Code):

            c/o BlackRock Financial Management, Inc.
            345 Park Avenue
            New York, New York 10154

Telephone Number (including area code):

            (212) 754-5300

Name and address of agent for service of process:

            Ralph L. Schlosstein
            c/o BlackRock Financial Management, Inc.
            345 Park Avenue
            New York, New York 10154

With copies of Notices and Communications to:

            Richard T. Prins, Esq.
            Michael K. Hoffman, Esq.
            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, New York 10026

Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES   [X]          NO   [ ]




                                 SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 23rd day of October, 2000.


[SEAL]

                                      The BlackRock 2012 Term Trust
                                      (REGISTRANT)



                                       By: /s/ Ralph L. Schlosstein
                                           --------------------------
                                           Ralph L. Schlosstein
                                           Sole Trustee



Attest:  /s/ Ralph L. Schlosstein
         --------------------------
         Ralph L. Schlosstein
         Sole Trustee